Universal Forest Products, Inc.
Page 1niversal Forest Products, Inc.

Exhibit 99.1

 News release

---------------AT THE COMPANY---------------
Lynn Afendoulis
Director, Corporate Communications
(616) 365-1502

FOR IMMEDIATE RELEASE
September 1, 2016

UFPI to buy idX Corp., leading international provider of custom merchandising solutions
--St. Louis-based company had annual sales of $303 million in 2015--

GRAND RAPIDS, Mich., September 1, 2016 - Universal Forest Products, Inc. (NASDAQ: UFPI) today announced that it has signed a definitive agreement to purchase idX Corp., an international provider of highly customized merchandising solutions. Under terms of the agreement, UFPI will acquire all outstanding shares of stock of the holding company, idX Holdings, Inc. The move opens new doors to Universal for growth in adjacent markets and with new products, and offers idX access to enhanced capacity and to new customers and markets. The transaction is expected to close by the end of the third quarter.

Based in St. Louis, Mo., idX is a market leader in the fragmented $6 billion merchandising solutions industry, with a comprehensive offering of products and services. The company was founded in 1999. Today, it has a network of more than 20 manufacturing, program management and sales facilities across North America, Europe and Asia. It had 2015 sales of approximately $303 million.

“idX is a dynamic company that creates and installs highly customized merchandising solutions for some of the world’s most renowned brands,” said Universal CEO Matthew J. Missad. “It is led by a team of professionals who are respected for their expertise, integrity and moxie and who have been successfully growing their business by continually adding new markets, products and services, and by expanding their international footprint.”

-more-

Universal Forest Products, Inc.
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“idX brings to Universal the opportunity to supply some of their operations with products we currently manufacture, to grow adjacent business and capabilities, and to serve new customers and markets. idX’s growth strategies, including their focus on international business and on new end-markets, align with our growth objectives,” he added. “They are a great fit, culturally and strategically, and we’re thrilled they are becoming a part of the Universal family.”

Said idX President Terrence L. Schultz: “This presents a great next step in the exciting history of idX. By joining the Universal team, we have the opportunity to enhance our capacity, expand our client base, take advantage of synergies and provide more opportunities for our people to grow. Universal provides the capital strength we need to continue to grow our portfolio of products and services. It has the same customer-focused culture and philosophy that idX has employed throughout its history, which was critical to us as we considered this opportunity. And working with Universal’s existing businesses, we can play a key role in Universal’s growth and success. We are thrilled the leadership of Universal recognized the strengths and opportunities idX brings to the table, and we are excited to become a vital part of such a respected organization.”

UFPI doesn’t expect the merger to contribute significantly to profitability for the remainder of 2016, due to the seasonality of idX’s business. The Company currently targets $25 million to $28 million in EBITDA with approximately $6 million in depreciation and amortization for 2017.

UNIVERSAL FOREST PRODUCTS, INC.
Universal Forest Products, Inc. is a holding company that provides capital, management and administrative resources to subsidiaries that supply wood, wood composite and other products to three robust markets: retail, construction and industrial.  Founded in 1955, the Company is headquartered in Grand Rapids, Mich., with affiliates throughout North America. For more about Universal Forest Products, go to www.ufpi.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the markets we serve, the economy and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, events, or assumptions that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially from forward-looking statements are the following: fluctuations in the price of lumber; adverse or unusual weather conditions; adverse economic conditions in the markets we serve; government regulations, particularly involving environmental and safety regulations; and our ability to make successful business acquisitions. Certain of these risk factors as well as other risk factors and additional information are included in the Company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

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